Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of PLx Pharma Inc. on Form S-8 of our report dated March 12, 2021, with respect to our audits of the consolidated financial statements of PLx Pharma Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 appearing in the Annual Report on Form 10-K of PLx Pharma Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

New York, NY

November 22, 2021